Exhibit 4.7

AMENDMENT NO. 1 TO
STOCK PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”) to Stock Purchase Agreement is made as of February 8, 2007 by and between Biovail Laboratories International SRL, an International Society with Restricted Liability under the laws of Barbados (“Purchaser”), and Depomed, Inc., a California corporation (the “Company”).

BACKGROUND

A.                                   Purchaser (as the successor in interest to Biovail Laboratories Incorporated) and the Company are parties to that certain Stock Purchase Agreement, dated as of May 28, 2002 (the “Agreement”).  Capitalized terms used here without definition have the meanings given to them in the Agreement.

B.                                     Purchaser and the Company desire to amend the Agreement as set forth herein.

Accordingly, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.               Amendments.

1.1                                 Article 3.  Section 3.01(a), Section 3.01(c), Section 3.01(d), Section 3.02, Section and Section 3.03 are hereby deleted.

1.2                                 Section 6.01.     Section 6.01 is hereby deleted.

2.               Miscellaneous.

2.1                                 Full Force and Effect.  Except as expressly amended hereby, the Agreement will continue in full force and effect in accordance with the provisions thereof on the date hereof.

2.2                                 Counterparts.  This Amendment may be signed in one or more counterparts, all of which will be considered one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Amendment to be duly executed as of the day and year first above written.

DEPOMED, INC.:		BIOVAIL LABORATORIES
INTERNATIONAL SRL:

By:	/s/ Matthew M. Gosling	By:	/s/ Michel Chouinard
Name:	Matthew M. Gosling	Name:	Michel Chouinard
Title:	VP & General Counsel	Title:	Chief Operating Officer